UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12B-25
                                   -----------

                           NOTIFICATION OF LATE FILING

(Check One)
[ ] Form 10-K / 10-KSB          [ ] Transition Report on Form 10-K / 10KSB
[ ] Form 20-F                   [ ] Transition Report on Form 20F
[ ] Form 11-K                   [ ] Transition Report on Form 11K
[X] Form 10-Q / 10-QSB          [ ] Transition Report on Form 10-Q / 10-QSB
[ ] Form N-SAR


For Period Ended:  April 30, 2004

For the Transition Period:

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:


PART I - REGISTRANT INFORMATION
-------------------------------

Direct Response Financial Services, Inc.
---------------------------------------------------------
Full Name of Registrant

Relevant Links, Inc.
---------------------------------------------------------
Former Name If Applicable

2899 Agoura Road, Suite 115
---------------------------------------------------------
Address of Principle Executive Office (Street and Number)

Westlake Village, California 91361
---------------------------------------------------------
City, State and Zip Code


PART II - RULES 12b-25(b) AND (c)
---------------------------------

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

          (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
          (b) The subject annual report, semi-annual report, transition report on Form 10-K / 10-KSB Form 20-F, 11-K or Form N-SAR, or portion
[X] thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q / 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
          (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

      =====================================================================
      FORM 12b-25


PART III - NARRATIVE
--------------------

State below in reasonable detail the reasons why the Form 10-K / 10-KSB, 20-F, 11-K, 10-Q / 10QSB, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

The registrant was unable to provide financial data to the reviewing accountant in a timely manner, to permit the accountant sufficient time for review and preparation of the required Form 10-QSB document to complete the filing on the prescribed due date. The company expects to file on or before the fifth calendar day following the prescribed due date.


PART IV - OTHER INFORMATION
---------------------------

1)

Name and telephone number of persons to contact in regard to this notification.

Ted Kozub
------------------------------------------
(Name)

(250)                   487-7008
------------------------------------------
(Area Code)             (Telephone Number)

2)

Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no,
identify report(s).   [X] Yes  [ ] No

3)

Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                [ ] Yes   [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



                                    SIGNATURE
                                    ---------

Direct Response Financial Services, Inc.
--------------------------------------------
(Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


By: /s/ Ted Kozub, Chief Executive Officer
   ---------------------------------------
   Ted Kozub, Chief Executive Officer

Date: June 14, 2004


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